SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2006

THE EMPIRE DISTRICT ELECTRIC COMPANY

(Exact name of registrant as specified in charter)

Kansas

(State or other jurisdiction of incorporation)

1-3368	44-0236370
(Commission File Number)	(IRS Employer Identification Number)

602 Joplin Street, Joplin, Missouri	64801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (417) 625-5100

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01                                                 Entry Into a Material Definitive Agreement.

At a meeting on February 1, 2006 the Compensation Committee of the Board of Directors of the Empire District Electric Company approved awards under the 2005 annual incentive plan and approved metrics for awards under the 2006 annual incentive plan. This was the Compensation Committee’s annual regularly scheduled meeting for this purpose. The information discussed below is consistent with the type of information disclosed in our previous proxy statements.

The annual incentive plan is the short-term component of our executive incentive compensation package. Under this plan, senior executives can earn additional compensation based on their performance measured against annual tactical goals. The specific tactical goals for each executive for each calendar year and the weight to be attached to each goal are established at the beginning of the calendar year and are geared to the particular executive’s responsibilities. Examples of the performance measures utilized under the annual incentive plan for the award made with respect to 2005 and the awards to be made with respect to 2006 (payable in early 2007) include expense control, regulatory performance, project completion, financial performance, and customer service. Threshold, target and maximum performance levels are set for each performance measure. For executives to receive any incentive compensation based on any particular performance measure, at least the threshold level of performance must have been achieved. Greater incentive compensation is payable under the annual incentive plan if the target or maximum performance is achieved. If the target level objective is reached in each of the senior executive’s performance areas, the senior executive would receive the target annual incentive award established for that executive. In the case of the awards for 2005 and 2006, the target annual incentive award was set at 35% of base salary for the Chief Executive Officer and was set at 15% of base salary for all other officers. The award under the annual incentive plan is paid in cash. The cash awards for our executive officers for 2005 were $104,055 for William Gipson, $26,521 for Bradley Beecher, $25,350 for Ronald Gatz, $23,760 for David Gibson, $28,553 for Gregory Knapp and $20,776 for Michael Palmer.

At the meeting on February 1, 2006, the Compensation Committee also approved awards of stock options to our senior executives. A Form 4 has been filed for each executive officer with respect to the stock option award the officer received.  Dividend equivalents were also awarded in conjunction with each stock option grant.  Under these dividend equivalent awards, the dividends that would have been payable if the executive owned the shares covered by the options granted are accumulated until the earliest of the third anniversary of the date of grant, the date of a change in control of Empire, or the date of termination of employment, and are then converted on the earlier of that third anniversary or the date of a change in control into fully vested shares of our common stock issued under our stock incentive plan equivalent in value to the accumulated dividends.  The dividend equivalents are subject to forfeiture if the executive’s employment terminates before such conversion date except under certain specified circumstances.

At the meeting on February 1, 2006, the Compensation Committee also approved vesting amounts with respect to performance-based restricted stock awarded to our senior executives in 2003 and awarded new performance-based restricted stock to our senior executives and established the performance goals for the vesting of such new restricted stock. The performance-based restricted stock awards provide the executive with the opportunity to receive a number of shares of our common stock at the end of a three-year performance period if performance goals set forth in the award are satisfied. The performance goals are tied to the percentile ranking of our total shareholder return (share price appreciation or decline plus dividends paid) for the three-year performance period as measured against a pre-selected peer group of companies for the same period. The threshold level of performance under the 2006 grant was set at the 20th percentile level of the peer group, target at the 50th percentile level, and maximum at the 80th percentile level. The executive would earn at the end of the performance period (December 31, 2008) 100% of the target number of shares if the target level of performance is reached, 50% if the threshold is reached, and 200% if the percentile ranking is at or above the maximum, with the number of shares interpolated between these levels. However, no shares would be payable if the threshold is not reached. The performance-based restricted stock awards are subject to forfeiture if the executive’s employment terminates, except under certain specified circumstances the executive might be entitled to a pro-rata portion of the shares that the executive would otherwise have earned. Earned shares are distributed after the end of the performance period (i.e., in early 2009 in the case of the award made at the meeting on February 1, 2006). The performance-based restricted stock awards granted to the Chief Executive Officer in 2006 were designed to have a value approximately equal to 50% of his annual rate of base salary (as determined at the beginning of the year). For each of the other executives, the performance-based restricted stock awards in 2006 were designed to have a value approximately equal to 15% of the executive’s base salary. The value of the performance-based restricted stock awards was determined on the basis of a model provided by a management consulting firm.

Regardless of the extent to which performance goals are met in any calendar year, no incentive compensation is provided to any executive for any year in which we do not pay dividends per share of common stock at least equal to the dividends per share paid in the preceding year.

The metrics, targets and thresholds adopted at the meeting on February 1, 2006 are the same as the metrics, targets and thresholds that have been in place since 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EMPIRE DISTRICT ELECTRIC COMPANY

	By	/s/ Gregory A. Knapp
		Name:	Gregory A. Knapp
		Title:	Vice President – Finance and Chief
Financial Officer

Dated: February 15, 2006